Exhibit 99.1

For Immediate Release

VERI-TEK INTERNATIONAL, CORP. ANNOUNCES FIRST QUARTER RESULTS AND RECONFIRMS 2007 GUIDANCE.

Bridgeview, IL. May 15, 2007 – Veri-Tek International, Corp. (AMEX: VCC) (“Veri-Tek” or the “Company”) today announced net income from continuing operations for the first quarter of 2007 of approximately $0.1 million, or $0.01 per share, compared to a net loss from continuing operations of ($0.04) million, or ($0.01) per share, for the restated1 first quarter of 2006. This also compares to a pro forma2 net loss of ($0.7) million or ($0.15) per share for the first quarter of 2006.

Net sales from continuing operations for the first quarter of 2007 reached $23.1 million. There is no comparison for continuing operations for the restated first quarter of 2006, as we had not yet acquired the entities comprising our Lifting Equipment segment. Compared to unaudited results for the first quarter of 2006, our net sales increased 72.4% from our pro forma net sales of $13.4 million. This increase in net sales as compared to the pro forma2 prior year period was favorably impacted by improved product availability and shipments. We achieved this primarily through a reduction in supply chain shortages resulting from our improved cash flow available for purchases and the increased capacity of certain suppliers.

1 Certain reclassifications have been made to our 2006 financial statements to conform to the 2007 presentation, including the restatement of the Balance Sheet as of December 31, 2006, Statement of Operations and the Statement of Cash Flows for the three months periods ended March 31, 2006 to reflect the Testing & Assembly Equipment segment as a discontinued operation.

2 We define “pro forma” as the unaudited combined results of operations of Manitex, Inc. and Liftking Industries, Inc., which we acquired in July 2006 and November 2006, respectively.

Company re-affirms 2007 revenue guidance of between $95 million—$100 million and adjusted operating income in the range of 8.0%- 8.5%.

Commenting on the results for the first quarter of 2007, Chairman and CEO David Langevin said, “The year over year sales growth of 72.4% is very positive. This was achieved in spite of a slow start to the current year when our sales for January were approximately $5.5 million but increased to approximately $11.0 million for March following certain changes internally allowing us to finish the quarter on a positive basis. We expect that these improvements will continue in the second quarter and for the rest of the year. We are also enthusiastic about our recently announced 50 ton boom truck and the reception of our new products in the marketplace. We are further encouraged by a 51% increase in sales of our Liftking business for the first quarter as compared to pro-forma results of the corresponding prior year period . We are confident that we have established a solid platform for internal and external growth. As a result, we reaffirm our earlier guidance of sales between $95 to $100 million in sales for the full year of 2007.

President and Chief Operating Officer, Andrew Rooke commented, “In addition to growth, we intend to monitor and drive our performance through a focused set of key performance indicators embedded in the operations. Of these, two important financial indicators are Adjusted Operating Income3 (AOI) and EBITDA4. For the first quarter of 2007, AOI was $1.54 million, (6.7% of sales) and EBITDA was $1.49 million, (6.4% of sales). These were impacted by the margin decrease resulting from the reduced sales at the start of the year giving a gross profit range of approximately 13% to 21% for the period January to March 2007. Additionally we incurred higher corporate SG&A costs impacted by legal and accounting fees relating to the SEC review of our resale registration statement on Form S-3, costs related to recruiting key personnel to manage our growth strategy and consulting costs incurred in connection with our Sarbanes-Oxley implementation plan. However, progress in line with expectations is being made in each of these areas and the Company can reaffirm its 2007 AOI guidance of between 8%—8.5% .”

The Company also confirmed that following the decision of its Board of Directors on March 29 to dispose of the Testing and Assembly equipment segment, activities continue and are also on track.

[3]

We define “Adjusted Operating Income” as operating income before amortization of intangibles and cost of sales charge related to write-up of acquired inventory. Adjusted Operating Income takes into account the following acquisitions: QVM (Manitex) that occurred on July 3, 2006, Liftking that occurred on November 30, 2006 and JCJ that occurred on October 31, 2003. A charge to cost of sales was recorded when a portion of the acquired inventory that was written up to fair market value in connection with the purchase price allocation was sold. In order to provide comparability between Veri-Tek and other companies in our industry, we have adjusted operating income to exclude amortization that resulted from our recent acquisitions and cost of sales charges related to the write-up of acquired inventory. Adjusted Operating Income is a useful measure for comparing Veri-Tek to other companies in our industry because we have experienced significant merger and acquisition activity, which has led to variations between us and other companies in our industry. We believe that Adjusted Operating Income is useful in comparing our results of operations to other companies in our industry that have not recently consummated significant acquisitions, and therefore, do not have similar non-cash expenses.

[4]

EBITDA and adjusted operating income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures” and to review the reconciling adjustments between GAAP and non-GAAP measures below.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “EBITDA” (earnings before interest, tax, depreciation and amortization) and “Adjusted Operating Income” (operating income before amortization of intangibles and cost of sales charge related to write-up of acquired inventory). These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA and Adjusted Operating Income are not measures of financial performance under generally accepted accounting principles. Items excluded from EBITDA and Adjusted Operating Income are significant components in understanding and assessing financial performance. EBITDA and Adjusted Operating Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net loss to EBITDA and operating loss to Adjusted Operating Income is provided below.

Reconciliation of GAAP Net Income (loss) from Continuing Operations to Earnings Before

Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands)

	Three Months Ended March 31
	2007	2007	2006	2006
		% of Sales		% of Sales
Net income (loss) from continuing operations	$69	—%	(37)	—%
Income tax (benefit)	19		(18)
Income (loss) from continuing operations before income taxes	88		(55)
Interest Expense	924		—
Interest Income	(5)		(19)
Other income	(93)		—
Depreciation	55		—
Amortization	516		—
Earnings before interest, taxes, depreciation and amortization (EBITDA)(4)	$1,485	6.4%	$(74)	—%

We define EBITDA as income before interest expense (income), income taxes, depreciation and amortization. Our management evaluates and monitors our performance primarily through EBITDA. We use EBITDA because our management believes that this financial measure permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization. We provide information relating to EBITDA so that investors have the same data that we employ in assessing our overall operations. In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies in our industry. We believe that trends in our EBITDA are valuable indicators of the operating performance of our company and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

Reconciliation of GAAP Operating Income (Loss) from Continuing Operations to Operating

Income Before Amortization of Intangibles and Cost of Sales Charge Related to Write-up of

Acquired Inventory

	Three Months Ended March 31				Pro Forma Three Months Ended March 31
	2007	2007	2006	2006	2006	2006
		% of Sales		% of Sales		% of Sales
Operating Income (loss) from continuing operations	$914	4.0%	$(74)	—	$(693)	—%
Amortization of intangibles	516		—		391
Cost of sales charge related to write-up of acquired inventory	110		—		—
Adjusted Operating Income(3)	$1,540	6.7%	$(74)	—	$(302)	(2.3)%

About Veri-Tek International, Corp.

Veri-Tek is a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles. Our Manitex subsidiary markets a comprehensive line of boom trucks and sign cranes. Our boom trucks and crane products are primarily used for industrial projects, energy exploration and infrastructure development, including roads, bridges and commercial construction. The Manitex Liftking subsidiary sells a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications.

On March 29, 2007, our Board of Directors approved a plan to sell our Testing & Assembly Equipment segment in order to focus management’s attention and financial resources on our Lifting Equipment segment.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.